EXHIBIT A

AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of stock of Potbelly Corporation.

Entities:

Maveron Equity Partners 2000, L.P.

Maveron Equity Partners 2000-B, L.P.

Maveron General Partner 2000 LLC

MEP Associates LLC

Maveron LLC

Maveron Equity Partners III, L.P.

MEP Associates III, L.P.

Maveron III Entrepreneurs’ Fund, L.P.

Maveron General Partner III LLC

Dan Levitan

Clayton Lewis

Pete McCormick

Jason Stoffer

By:	/s/ Pete McCormick
Pete McCormick, as General Partner or Managing Member or as attorney-in-fact for the above-listed entities.